EXHIBIT 99.1

C.H. Robinson

14701 Charlson Road

Eden Prairie, Minnesota 55347

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. Robinson to Acquire Freightquote

Announces Conference Call to Discuss Acquisition

EDEN PRAIRIE, Minn. (December 1, 2014) – C.H. Robinson (Nasdaq: CHRW) today announced that it has reached an agreement to acquire Freightquote.com, Inc. for $365 million in cash. The agreement is subject to certain customary closing conditions, including regulatory approval. Closing of the acquisition is expected to occur in the first quarter of 2015. C.H. Robinson will likely increase its existing revolving credit facility to finance the acquisition.

Freightquote is a privately-held freight broker providing services throughout North America. Freightquote’s calendar 2014 gross revenues are projected to be approximately $623 million, net revenues are projected to be approximately $124 million and adjusted EBITDA is projected to be approximately $34 million.

Founded in 1999 by Tim Barton, Freightquote is one of the largest internet-based freight brokers in the United States. Headquartered in Kansas City, MO with approximately 1000 employees, Freightquote provides truckload, less than truckload and intermodal services to approximately 80,000 customers.

“Freightquote is a high quality, innovative, growth company that brings a proven model serving smaller businesses. Its proprietary e-commerce technology allows shippers to easily access competitive rates and automated load acceptance and payment functionality. E-commerce is going to be a bigger part of future supply chain services and Freightquote brings us a leading solution in our industry,” said John Wiehoff, C.H. Robinson chairman and chief executive officer. “Along with their track record of success, Freightquote has an established brand, a talented management team, excellent people, and a performance-based company culture.”

Wiehoff continued, “Freightquote brings synergies to our less than truckload and truckload businesses as well as a talented technology team with expertise developing a great e-commerce store front experience. We look for quality companies and Tim has built a great model and team at Freightquote.”

“With the addition of Freightquote, we will increase our market share with small businesses and significantly expand our presence in the Kansas City market,” said Scott Satterlee, C.H. Robinson senior vice president of North America Surface Transportation. “We have built our business over decades by providing unparalleled service to all types of customers and we are honored to add this strong organization dedicated to that same strategy. Freightquote will operate as one of our flagship operations in Kansas City and we plan to continue to aggressively grow the operations there,” Satterlee said.

Tim Barton, Executive Chairman of Freightquote, will serve as a consultant to Freightquote following the closing of the acquisition.

“We spent a long time looking for the right strategic partner and are pleased to join the C.H. Robinson organization,” said Tim Barton. “The two companies complement each other and together we are well positioned for success into the future.”

Morgan Stanley & Co. LLC is serving as financial advisor to Freightquote.com, Inc.

Conference Call Information:

C.H. Robinson Freightquote Acquisition Conference Call

Tuesday, December 2, 2014 8:30- 9:00 a.m. Eastern Time

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 800-533-9703

Callers should reference the conference ID, which is 7779752

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 9:30 a.m. Eastern Time on December 9: 888-203-1112; passcode: 7779752#

For more information about the presentations or webcasts, please contact C.H. Robinson’s Investor Relations Department at 952-683-5007 or email tim.gagnon@chrobinson.com

Founded in 1905, C.H. Robinson is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 customers through a network of over 280 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 63,000 transportation providers worldwide. For more information about our company, visit our Web site at www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports. In addition, such forward-looking statements relate to the expected closing date of the acquisition and the anticipated benefits of the acquisition. Actual results could differ materially from those projected in these forward-looking statements as a result of (i) unexpected delays in obtaining regulatory approvals; (ii) the inability of either C.H. Robinson or Freightquote.com, Inc. to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of Freightquote; or (iv) unanticipated negative reaction to the proposed transaction by customers or suppliers. In addition, our expectation regarding the increase in our current revolving credit facility is subject to negotiation of acceptable terms and documentation with the lenders. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.